Exhibit 99.1

2825 Airview Boulevard Kalamazoo, MI 49002

PRESS RELEASE

NUMBER:	2010-09
DATE:	March 23, 2010
CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600

STRYKER ANNOUNCES RESOLUTION OF FDA WARNING LETTER

RELATED TO ITS MAHWAH, NEW JERSEY MANUFACTURING FACILITY

Kalamazoo, Michigan – March 23, 2010 – Stryker Corporation (NYSE:SYK) today announced that it has been informed by the U.S. Food and Drug Administration (FDA) that the actions undertaken by the Company to address the issues raised in a 2007 Warning Letter are sufficient.

The Company received the Warning Letter from FDA regarding compliance with certain quality system requirements at its reconstructive implant manufacturing facility in Mahwah, New Jersey in 2007. Following FDA re-inspection in 2009 and additional corrective actions, the Company has been informed that issues raised have been adequately addressed and no further formal corrective actions are required.

“The resolution of the Mahwah, New Jersey Warning Letter is another important step in demonstrating our firm commitment to significantly transforming our quality systems throughout our organization” said Stephen P. MacMillan, Stryker’s Chairman, President and Chief Executive Officer. “The investments we have made, and will continue to make, are resulting in solid progress toward our goals.”

About Stryker

Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor relations inquiries, please contact:

Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation,

269-385-2600

For media inquiries please contact:

Gabrielle Zucker, Kwittken & Company, 646-747-7143 or stryker@kwitco.com